Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Kadant Inc. for the registration of debt securities, preferred stock, common stock, and warrants and to the incorporation by reference therein of our reports dated March 3, 2009, with respect to the consolidated financial statements and schedule of Kadant Inc. and the effectiveness of internal control over financial reporting of Kadant Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 7, 2009